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                                                                    EXHIBIT 23.2


                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-87882, 33-87776, 33-89382, 333-02340, 333-06303, 333-16963,
333-20853, 333-52603, 333-80861, 333-39462, 333-57670, 333-63550, 333-97101 and
333-107027, and Form S-3 No. 333-63564) of Applix, Inc. and in the related Prospectus of our report dated March 7, 2003, except for Note 11, as to which the date is March 17, 2003, and Note 9, as to which the date is May 12, 2003, with respect to the consolidated financial statements of Applix, Inc. as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

                                            /s/ Ernst & Young LLP

Boston, Massachusetts
March 29, 2004